UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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The Gorman-Rupp Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION AND REVOCATION OF PROXIES
OUTSTANDING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS (Proposal No. 1)
BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES
AUDIT REVIEW COMMITTEE REPORT
SHAREHOLDINGS BY NAMED EXECUTIVE OFFICERS*
PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
PENSION BENEFITS
COMPENSATION COMMITTEE REPORT
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 2)
GENERAL INFORMATION
OTHER BUSINESS
AUDIT REVIEW COMMITTEE CHARTER

THE GORMAN-RUPP COMPANY

Mansfield, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The Gorman-Rupp Company will be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, on Thursday, April 23, 2009 at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon:

1.	A proposal to fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	A proposal to ratify the appointment of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2009; and

3.	Such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Holders of Common Shares of record at the close of business on March 11, 2009 are the only Shareholders entitled to notice of and to vote at the Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 23, 2009:

This Notice of Annual Meeting of Shareholders, Proxy Statement and the Company’s 2008 Annual Report to Shareholders are available at http://www.gormanrupp.com/eproxy.

Please promptly execute the enclosed proxy and return it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Meeting.

By Order of the Board of Directors

David P. Emmens
Corporate Counsel and Secretary

 March 26, 2009

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PROXY STATEMENT

March 26, 2009

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to shareholders of The Gorman-Rupp Company in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of the Shareholders to be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 23, 2009. Holders of Common Shares of record at the close of business on March 11, 2009 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke his proxy by the execution and delivery to the Company of a later proxy with respect to the same shares, or by giving notice to the Company in writing or in open meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 11, 2009, the record date for the determination of persons entitled to vote at the Meeting, there were 16,707,535 Common Shares outstanding. Each Common Share is entitled to one vote.

The mailing address of the principal executive offices of the Company is 305 Bowman Street, Mansfield, Ohio 44903. This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 26, 2009.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which he otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if so voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees, with the exception of Ms. M. Ann Harlan, is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman, and Mr. Christopher H. Lake is the son of Dr. Peter B. Lake.

In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number or for a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. The proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Based upon information received from the respective nominees as of February 2, 2009, the following information is furnished with respect to each person nominated for election as a Director.

		Shares Owned
	Director	Beneficially		Percent of
Name, Age and	Continuously	at Feb. 2,		Outstanding
Principal Occupation(1)	Since	2009(2)		Shares

James C. Gorman Chairman of the Company. Age: 84	1946	1,325,180	(3)	7.93%
Jeffrey S. Gorman President and Chief Executive Officer of the Company; General Manager of the Company’s Mansfield Division (until January 1, 2006). Age: 56	1989	881,817	(4)	5.28%
M. Ann Harlan Vice President, General Counsel & Secretary; The J.M. Smucker Company (NYSE); Orrville, Ohio (Since 2002). Age: 49	—	150		*

			Shares Owned
	Director		Beneficially		Percent of
Name, Age and	Continuously		at Feb. 2,		Outstanding
Principal Occupation(1)	Since		2009(2)		Shares

Thomas E. Hoaglin Chairman, President, Chief Executive Officer and Director; Huntington Bancshares, Inc. (Retired February 2009) (NASDAQ); Columbus, Ohio(5). Director; American Electric Power Company, Inc. (NYSE). Age: 59	1993	(6)	14,893	(7)	*
Christopher H. Lake President (Vice President, July- December 2005); SRI Quality System Registrar; Wexford, Pennsylvania. President; Dean & Lake Consulting, Inc.; Powder Springs, Georgia (2001-2005). Age: 44	2000		31,941	(8)	*
Dr. Peter B. Lake Chief Executive Officer (President until January 1, 2006); SRI Quality System Registrar; Wexford, Pennsylvania. Age: 66	1975		22,989	(9)	*
Rick R. Taylor President; Jay Industries (automotive parts manufacturer); President; Longview Steel Corp. (steel wholesaler); Mansfield, Ohio. Director; Park National Corporation (NYSE Alternext Exchange — formerly AMEX). Age: 61	2003		5,616		*

Shares Owned
	Director	Beneficially		Percent of
Name, Age and	Continuously	at Feb. 2,		Outstanding
Principal Occupation(1)	Since	2009(2)		Shares

W. Wayne Walston Partner (November 1, 2008); Beers Mallers Backs & Salin, LLP; Warsaw, Indiana. Partner (January 1, 2007); Miner Lemon & Walston, LLP (attorneys); Warsaw, Indiana. Owner; Walston Elder Law Office (attorneys); Warsaw, Indiana (July 1, 2003 — January 1, 2007). Age: 66	1999	10,223	(10)	*

*	Represents less than 1% of the outstanding shares.

(1)	Except as otherwise indicated, there has been no change in occupation during the past five years.

(2)	Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if he has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission’s reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(3)	Includes 565,613 shares owned by Mr. Gorman’s wife and 106,390 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman has a beneficial interest in 106,390 of the shares held in the trust, considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 1,784,135 shares beneficially owned by members of Mr. Gorman’s immediate family and 450,956 shares held in trusts of which he and members of his family have beneficial interests. (106,390 of the shares held in trust are the same shares described above.) Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (3).

(4)	Includes 72,799 shares owned by Mr. Gorman’s wife and 225,347 shares owned by his children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 74,766 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (4).

(5)	On June 2, 2005, Huntington Bancshares, Inc. (“Huntington”) announced that the Securities and Exchange Commission (“Commission”) approved the settlement of the Commission’s previously announced formal investigation into certain financial accounting matters relating to Huntington’s fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the Commission instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington, its former chief financial officer, its former controller, and Mr. Hoaglin consented to pay civil money penalties. Huntington consented to pay a penalty of $7.5 million. Without admitting or denying the charges in the administrative proceeding, Huntington and the individuals each agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of the Commission’s regulations. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest, and penalties in the amount of $667,609. The former chief financial officer and the former controller each also agreed to pay amounts consisting of disgorgement, pre-judgment interest, and penalties and also consented to certain other non-monetary penalties.

(6)	Mr. Hoaglin also served as a Director of the Company from 1986 to 1989.

(7)	Includes 4,393 shares as to which Mr. Hoaglin shares voting and investment power.

(8)	Includes 25,706 shares owned by Mr. Lake’s minor children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(9)	Includes 3,807 shares owned by Mrs. Lake as to which Dr. Lake shares voting and investment power.

(10)	The amount shown in the table excludes 987 shares held in a trust of which Mr. and Mrs. Walston are co-trustees. Mr. Walston disclaims beneficial ownership of all of the shares referred to in this note (10).

BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES

During 2008, a total of five regularly scheduled meetings of the Board of Directors (at least one each quarter), a total of three special meetings of the Board of Directors, and a total of 12 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and of the total number of meetings held by the respective committees on which they served. In 2008, the “independent” Directors met once in executive session without the presence of the non-independent Directors and any members of the Company’s management.

The Board of Directors has four separately designated standing committees: (1) an Audit Review Committee, whose present members are Thomas E. Hoaglin (Chairman and “independent audit committee financial expert”), Peter B. Lake and W. Wayne Walston; (2) a Compensation Committee,

whose present members are W. Wayne Walston (Chairman), Thomas E. Hoaglin and Christopher H. Lake; (3) a Pension Committee, whose present members are Peter B. Lake (Chairman), Rick R. Taylor and W. Wayne Walston; and (4) a Nominating Committee, whose present members are Christopher H. Lake (Chairman), Thomas E. Hoaglin and Rick R. Taylor. All members of each committee are independent Directors.

The Audit Review Committee held five meetings in 2008. Its principal functions include reviewing the arrangement and scope of the audit, considering comments made by the independent accountants with respect to internal controls and financial reporting, considering corrective action taken by management, reviewing internal accounting procedures and controls with the Company’s internal auditor and financial staff, and reviewing non-audit services provided by the independent accountants. The Committee is governed by a written charter adopted by the Board of Directors.

The Compensation Committee held two meetings during 2008. Its principal functions are, subject to approval by the Board of Directors, to develop compensation policies and programs for the Company’s executive officers, and to recommend the salaries and profit sharing for the executive officers. (A more comprehensive description of the Compensation Committee’s functions is set forth under the caption “Compensation Discussion and Analysis”.)

The Pension Committee held three meetings in 2008. Its principal functions are to monitor and assist in the investment of the assets associated with the Company’s defined benefit pension plan and 401(k) defined contribution plan.

The Nominating Committee held two meetings during 2008. Its principal functions involve the identification, evaluation and recommendation of individuals for nomination as members of the Board of Directors. Members of the Nominating Committee are “independent” in accordance with Section 803A of the listing standards of the NYSE Alternext Exchange (formerly American Stock Exchange).

The Nominating Committee does not have a written charter but follows policies and procedures by which to consider recommendations from shareholders for Director nominees. (These written policies and procedures were recommended by the Committee and adopted by the Board of Directors for the Committee in 1991.) Any shareholder wishing to propose a candidate should deliver a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Nominating Committee for evaluation.

The Nominating Committee does not believe that any particular set of skills or qualities are most appropriate for a Director candidate. All Director candidates, including any recommended by shareholders, are evaluated based upon their (i) business and financial expertise and experience; (ii) intellect to comprehend the issues confronting the Company; (iii) reputation for diligence, and limited time conflicts; and (iv) integrity, strength of character, practical wisdom and mature judgment. Any Director candidate will be subject to a background check performed by the Committee. In addition, the candidate will be personally interviewed by one or more Committee members before he or she is nominated to be a new member of the Board of Directors.

The Board of Directors has determined that all Non-Employee Directors (Messrs. Hoaglin, C.H. Lake, P. B. Lake, Taylor, and Walston) are “independent” Directors in accordance with Section 803A of the listing standards of the NYSE Alternext Exchange (formerly American Stock Exchange). Non-Employee Directors are compensated by the Company for their services as Directors.

Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors.

The table below summarizes the total compensation paid for service of each of the named Non-Employee Directors of the Company for the calendar year ended December 31, 2008.

Director Compensation

					Change in
					Pension Value
					and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or		Option	Incentive Plan	Compensation	All Other
	Paid in	Stock	Awards	Compensation	Earnings	Compensation
Name	Cash(1)	Awards(2)	($)	($)	($)	($)	Total

Thomas E. Hoaglin	$21,950	$19,825	$0	$0	$0	$0	$41,775
Christopher H. Lake	20,650	19,825	0	0	0	0	40,475
Peter B. Lake, Ph.D.	19,350	19,825	0	0	0	0	39,175
Rick R. Taylor	17,850	19,825	0	0	0	0	37,675
W. Wayne Walston	21,950	19,825	0	0	0	0	41,775
John A. Walter(3)	10,300	0	0	0	0	0	10,300

(1)	Each Non-Employee Director receives a fee for each of the Board of Directors meetings attended. Fees were $2,500 for each meeting attended and held prior to the Annual Meeting of Shareholders in April 2008 and $2,750 for the remaining meetings held during 2008. Directors serving as members of Board Committees receive an additional fee for each Committee meeting attended that is held in conjunction with a meeting of the Board of Directors. Fees were $300 for each Committee meeting attended and held prior to the Annual Meeting of Shareholders in April 2008 and $500 for

the remaining Committee meetings held during 2008. Each Committee Chairman also receives a retainer of $1,000 per year.

(2)	Effective May 22, 1997, the Board of Directors adopted a Non-Employee Directors’ Compensation Plan. Under the Plan, as additional compensation for regular services to be performed as a Director, an automatic award of 500 Common Shares (from the Company’s treasury) will be made on each July 1 to each Non-Employee Director then serving on the Board. (On July 27, 2006, the Board of Directors adopted a resolution extending the Non-Employee Directors’ Compensation Plan for an additional term until the earlier of (i) May 21, 2017, (ii) at such time as all of the Company’s Common Shares authorized for award under the Plan and registered under Form S-8 Registration Statement No. 333-30159 shall have been awarded and issued, (iii) at such time as the Company deregisters any Common Shares not issued under the foregoing Registration Statement, or (iv) at such time as the Plan is terminated by action of the Board of Directors.) The award of 500 Common Shares made on July 1, 2008 had a market value of $19,825.

(3)	Mr. John A. Walter retired from the Board of Directors as of April 24, 2008.

Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting of Shareholders, time permitting. All Directors were in attendance at the Annual Meeting in 2008.

AUDIT REVIEW COMMITTEE REPORT

The Audit Review Committee has submitted the following report to the Board of Directors:

(i) The Audit Review Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 with the Company’s management and the Company’s independent public accountants;

(ii) The Audit Review Committee has discussed with the Company’s independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board;

(iii) The Audit Review Committee has received the written disclosures and the letter from the Company’s independent public accountants required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent public accountants;

(iv) With respect to the provision of non-audit services to the Company, the Audit Review Committee has obtained a written statement from the Company’s independent public accountants that they have not rendered any non-audit services prohibited by the Securities and Exchange

Commission rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v) Based upon the review and discussions referred to above, the Audit Review Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, to be filed with the Securities and Exchange Commission; and

(vi) In general, the Audit Review Committee has fulfilled its commitments in accordance with its Charter.

Members of the Audit Review Committee are “independent” in accordance with Section 803A of the listing standards of the NYSE Alternext Exchange (formerly American Stock Exchange). The Chairman is also an “independent audit committee financial expert” in accordance with Securities and Exchange Commission rules.

Based upon a recommendation of the Audit Review Committee, the Board of Directors adopted a written Charter for the Audit Review Committee on October 23, 2003 (replacing the previous Charter adopted on June 8, 2000). The Committee reviews and reassesses the adequacy of the Charter on an annual basis. The most recent amendment to the Charter was adopted by the Committee and approved by the Board of Directors on October 23, 2008. The Charter (as amended) is set forth as an appendix to this Proxy Statement, and will again be set forth as an appendix to the Proxy Statement in 2012.

The foregoing report has been furnished by members of the Audit Review Committee.

/s/ W. Wayne Walston	/s/ Thomas E. Hoaglin	/s/ Peter B. Lake
W. Wayne Walston	Thomas E. Hoaglin	Peter B. Lake
Chairman

SHAREHOLDINGS BY NAMED EXECUTIVE OFFICERS*

		Shared Voting
	Shares Owned	and
Name and Principal Position	Beneficially	Investment Power

Robert E. Kirkendall Senior Vice President and Chief Financial Officer	30,282	-0-
Judith L. Sovine Treasurer	8,546	7,242
William D. Danuloff Vice President and Chief Information Officer	3,146	3
David P. Emmens Corporate Counsel and Secretary	7,709	-0-

*	The table sets forth information received from the executive officers as of February 2, 2009, and all amounts represent less than 1% of the outstanding shares. The shareholdings of Jeffrey S. Gorman are included below and under the caption “Election of Directors.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 2, 2009 by James C. Gorman and Jeffrey S. Gorman, and as of December 31, 2008 by each other person known to the Company to own beneficially at least five percent of the outstanding Common Shares.

		Number		Percent of
		of Shares		Outstanding
Name and Address	Type of Ownership	Owned		Shares

James C. Gorman	Sole voting and investment power	653,177		3.91%
305 Bowman Street Mansfield, OH 44903	Shared voting and investment power	672,003		4.02%

	Total	1,325,180		7.93%
Jeffrey S. Gorman	Sole voting and investment power	557,094		3.33%
305 Bowman Street Mansfield, OH 44903	Shared voting and investment power	324,723		1.95%

	Total	881,817		5.28%
Pioneer Investment Management, Inc.(1)	Sole voting and investment power	1,045,997		6.3%
60 State Street Boston, MA 02109	Shared voting and investment power	-0-		—

	Total	1,045,997		6.3%
Invesco PowerShares Capital Management LLC(2)	Sole voting and investment power	1,505,780		9.0%
1555 Peachtree Street NE Atlanta, GA 30309	Shared voting and investment power	-0-		—

	Total	1,505,780		9.0%
All Directors and Executive Officers as a group (12 persons)		2,352,990	(3)	14.08%

(1)	Pioneer Investment Management, Inc., an investment advisory business, is an indirect subsidiary of UniCredit S.p.A.

(2)	Invesco PowerShares Capital Management LLC is a subsidiary of Invesco Ltd.

(3)	Includes 1,037,877 shares as to which voting and investment power are shared.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (the “Committee”) of the Board of Directors is authorized (i) to develop compensation policies and programs for the Company’s Chief Executive Officer and its other executive officers (collectively, the “Executives”); (ii) to review and approve, at least annually, the performance goals established by the Chief Executive Officer for the Executives; and (iii) to recommend, after considering the results of the Executives’ performance evaluations and the Company’s profitability computations, the salaries and profit sharing for the Executives.

Three independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations. The Committee is not governed by a written charter.

In devising and maintaining the Company’s executive compensation program, the Committee from time to time reviews generally available published data relevant to the compensation of executives in competitor companies that manufacture pumps and related fluid control equipment. Historically these reviews were not subject to a formal benchmarking process but in December 2007, following its review of the qualifications of several compensation consultants, the Committee engaged the services of Watson Wyatt Worldwide (“Watson”), a compensation consulting company. The Committee’s objectives were to establish an appropriate peer group for evaluating executive compensation; complete a competitive assessment of pay levels for the Chief Executive Officer and Chief Financial Officer; and develop the structure of the compensation for these two positions including annual incentive opportunities and long-term incentive arrangements, if any.

The Committee, working with Watson, obtained public data from a peer group of 14 publicly-traded industrial manufacturing companies identified as appropriate comparative benchmarks for compensation analysis based on the following criteria:

1.	Industry/product type — fluid control related companies with the same, or similar SIC codes.

2.	Organization size — companies comparable in size based on revenue.

3.	Location — primarily companies headquartered in the Midwest and outside of major metropolitan areas.

The Committee reviewed the aggregate compensation of each of the peer group companies with respect to its Chief Executive Officer and Chief Financial Officer and based on this review the

Committee made recommendations for near-term and long-term adjustments for compensation of these Company Executive Officers.

The Committee also consults with management and outside accounting and legal advisors as appropriate in arriving at compensation recommendations subject to approval by the Board of Directors.

Philosophy and Objectives

Under the Committee’s supervision, the Company has formulated a compensation philosophy that assures the provision of fair, competitive and performance-based compensation to the Executives. The philosophy reflects the belief that compensation of the Executives should be aligned with the Company’s historical compensation, its culture, and its profitability.

The implementation of the Company’s philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the Company’s executive positions; and (ii) to motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing, in addition to their salaries, driven by the accomplishment of Company-wide and individual performance goals.

Elements of Compensation

The Company’s executive compensation program is designed to reward leadership, initiative, teamwork and top-quality performances among the Executives. The program consists of three elements: base salary; profit sharing; and a component of modest miscellaneous benefits. Incentive stock or option awards and non-equity incentive plan compensation have never been a part of the Company’s executive compensation program. In addition, the Company has not entered into employment agreements with any of the Executives.

Although not an element of executive compensation, ownership of the Company’s Common Shares by the Executives has nevertheless long been considered a worthy goal within the Company. (The Company has paid increased dividends on its Common Shares for 36 consecutive years.) Toward that end, the Company sponsors purchase opportunities, including a partial Company match, aimed at encouraging the Executives, and substantially all other employees, to voluntarily invest in the Common Shares.

Base Salary and Profit Sharing

Base salaries are initially premised upon the responsibilities of the given Executives. They are further adjusted based on industry surveys and related data, and performance judgments as to the past and expected future contributions of the individual. The salaries are then, however, generally set below competitive levels paid to comparable executives at other entities engaged in the same or similar businesses as the Company. As a consequence, the Company relies to a large degree on incentive compensation in the form of profit sharing to attract and retain the Executives, and to motivate them to perform to the full extent of their abilities.

In the early part of each year, the Committee reviews with the Chief Executive Officer and approves, with modifications considered appropriate, an annual base salary for each of the Executives (other than the Chief Executive Officer). The Committee independently reviews and sets the base salary for the Chief Executive Officer.

The profit sharing for the Executives is closely tied to each individual’s annual performance evaluation, as well as to the Company’s success in achieving its targeted financial goals. This approach allows the Company to operate in a manner that encourages a long and continuing focus on building profitability and shareholder value.

At the beginning of each year, performance objectives for the purpose of computing annual profit sharing are established based upon the Company’s targeted operating earnings. At the end of each year, performance against those objectives is determined by an arithmetic calculation. In determining the profit sharing for the Executives, the Committee evaluates management’s recommendations with the Chief Executive Officer based on individual performance. The Committee independently evaluates the individual performance of the Chief Executive Officer. The results of those evaluations, together with the profitability calculations, are used by the Committee to award the profit sharing cash payments to the Executives.

Other Compensation

The Executives receive a variety of modest miscellaneous benefits, the value of which is represented for the named executive officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan and the Employee Stock Purchase Plan.

Stock Ownership

The Company has long encouraged the Executives to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with Company cash contributions, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although these plans do not constitute elements of executive compensation, all of the current executive officers are shareholders and participate in one or more of the foregoing plans.

SUMMARY COMPENSATION TABLE

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its three other most highly compensated executive officers.

						Non-
						Equity	Change in
						Incentive	Pension Value
						Plan	and Nonqualified
				Stock	Option	Compen-	Deferred
Name and			Bonus	Awards	Awards	sation	Compensation	All Other
Principal Position	Year	Salary	(1)	($)(2)	($)(2)	($)(2)	Earnings(3)	Compensation(4)	Total

Jeffrey S. Gorman	2008	$252,000	$175,000	$0	$0	$0	$56,794	$2,815	$486,609
President and Chief	2007	204,000	190,000	0	0	0	55,443	6,319	455,762
Executive Officer	2006	196,667	160,000	0	0	0	49,443	5,767	411,877
Robert E. Kirkendall	2008	169,000	130,000	0	0	0	49,816	7,789	356,605
Senior Vice President	2007	145,333	110,000	0	0	0	61,715	6,971	324,019
and Chief Financial Officer	2006	139,667	87,500	0	0	0	54,541	6,221	287,929
Judith L. Sovine	2008	118,667	78,000	0	0	0	55,923	6,997	259,587
Treasurer	2007	114,667	67,000	0	0	0	44,346	6,674	232,687
	2006	110,667	56,000	0	0	0	39,350	6,306	212,323
William D. Danuloff	2008	118,667	68,000	0	0	0	42,112	4,472	233,251
Vice President and	2007	114,667	58,000	0	0	0	40,838	4,212	217,717
Chief Information	2006	110,667	50,000	0	0	0	36,822	3,328	200,817
Officer
David P. Emmens	2008	105,000	52,000	0	0	0	19,487	5,873	182,360
Corporate Counsel	2007	93,333	45,000	0	0	0	15,356	4,608	158,297
and Secretary	2006	88,667	34,000	0	0	0	11,605	4,525	138,797

(1)	The Company only provides profit sharing compensation to substantially all its employees.

(2)	The Company has never offered incentive stock or option awards or non-equity incentive plan compensation as a part of the Company’s executive compensation program.

(3)	The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the executive officer’s accumulated benefit measured from the plan measurement date in 2007 to the measurement date in 2008. The Company does not currently offer nonqualified deferred compensation of earnings to the executive officers.

(4)	Amounts include taxable life insurance, and Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan and Christmas Savings Plan.

PENSION BENEFITS

The pension plan in which the Company’s executive officers participate is a defined benefit plan covering the executive officers and substantially all employees of the Company for which new entry terminated as of December 31, 2007. Effective January 1, 2008 a new and enhanced 401(k) Plan was adopted for new employees, including officers hired thereafter.

The plan offers participants the option to choose between monthly benefits or a single sum payment. The monthly pension benefits are equal to the product of 1.1% of final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single sum amount at retirement. The single sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2008, computed as the plan measurement date of December 31, 2008. Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 5.0% interest rate, a 6.1% discount rate and The 2009 IRS Funding Mortality Table. Base compensation in excess of $225,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for each of the named executive officers of the Company at December 31, 2008.

Pension Benefits

				Present Value
			Number of	of	Payments
			Years Credited	Accumulated	During Last
Name and Principal Position	Plan Name		Service(1)	Benefit(2)	Fiscal Year

Jeffrey S. Gorman	The Gorman-Rupp Company	2008	30	$505,009	$0
President and Chief	Retirement Plan	2007	29	448,215	0
Executive Officer		2006	28	392,772	0
Robert E. Kirkendall	The Gorman-Rupp Company	2008	30	523,085	0
Senior Vice President and	Retirement Plan	2007	29	473,269	0
Chief Financial Officer		2006	28	411,554	0
Judith L. Sovine	The Gorman-Rupp Company	2008	29	408,340	0
Treasurer	Retirement Plan	2007	28	352,417	0
		2006	27	308,071	0
William D. Danuloff	The Gorman-Rupp Company	2008	37	421,843	0
Vice President and Chief	Retirement Plan	2007	36	379,731	0
Information Officer		2006	35	338,893	0
David P. Emmens	The Gorman-Rupp Company	2008	11	99,518	0
Corporate Counsel	Retirement Plan	2007	10	80,031	0
and Secretary		2006	9	64,675	0

(1)	The credited years of service are determined as of a measurement date of December 31, 2008.

(2)	The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2008. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management; and

(ii)	Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2009 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee.

/s/ Thomas E. Hoaglin Thomas E. Hoaglin	/s/ W. Wayne Walston W. Wayne Walston Chairman	/s/ Christopher H. Lake Christopher H. Lake

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

A proposal will be presented at the Meeting to ratify the appointment by the Audit Review Committee of the Board of Directors of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2008 and 2007:

Audit Fees — $726,000 (2008); $741,500 (2007). Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees paid in 2007 and 2008 also cover services performed in connection with the Sarbanes-Oxley Section 404 attestation and other Sarbanes-Oxley requirements.

Audit-Related Fees — $45,000 (2008); $70,500 (2007). Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees were paid for the following services: benefit plan audits.

Tax Fees— $16,200 (2008); $17,300 (2007). Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The tax fees were paid for the following services: federal and international tax planning and advice; federal, state, local and international tax compliance; state and local tax consulting; form 5500 compliance issues; Canadian compliance issues; and other tax advice and assistance regarding statutory and regulatory matters.

All Other Fees — $0 (2008); $0 (2007). The “all other fees” category consists of the aggregate fees billed for products and services provided, other than the services reported in the foregoing three paragraphs.

Under its Charter, the Audit Review Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the Securities and Exchange Commission and the NYSE Alternext Exchange (formerly American Stock Exchange), and Ernst &

Young LLP reports directly to the Committee. In addition, the Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Committee at its next scheduled meeting. With respect to certain of the services categorized above, the following percentage of services were rendered by Ernst & Young LLP in accordance with the annual de minimus exception to the pre-approval requirement: Audit-Related Fees — 0%; Tax Fees — 0%; All Other Fees — 0%.

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Review Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants would be considered by the Audit Review Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, select a different firm of independent public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Directors recommend a vote FOR Proposal No. 2 to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants.

GENERAL INFORMATION

The Company’s 2008 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, telecopy or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy material to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy ballot of the Company relating to such Meeting on or before November 26, 2009. If a shareholder proposal is received after February 23, 2010, it will be considered untimely and the proxy holders may use their discretionary voting authority if and when the proposal is raised at such Annual Meeting, without any discussion of the matter in the proxy statement. The Board of Directors’ proxy for the 2010 Annual Meeting of Shareholders will grant discretionary voting authority to the proxy holders with respect to any such proposal received after February 23, 2010.

Any shareholder wishing to communicate with the Board of Directors may send a written statement or inquiry to the Company’s Corporate Secretary. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 24, 2009 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

David P. Emmens
Corporate Counsel and Secretary

March 26, 2009

THE GORMAN-RUPP COMPANY

AUDIT REVIEW COMMITTEE CHARTER

Purposes

The purposes of the Committee are to (a) assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Committee’s report to be included in the Company’s annual proxy statement (the “Audit Review Committee Report”).

Authority of the Committee

The Committee has the sole authority to (a) appoint, retain and terminate the Company’s independent auditors, (b) pre-approve all audit engagement fees, terms and services, and (c) pre-approve any non-audit engagements with the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Committee shall exercise this authority in a manner consistent with applicable law and the rules of the Securities and Exchange Commission (“SEC”) and any stock exchange upon which the shares of the Company are listed. The Committee may delegate the authority to grant any pre-approvals required by applicable law or rules to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

The Committee shall have the resources and authority necessary to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties, and the Company will provide appropriate funding as determined by the Committee.

The Committee is further empowered to:

Resolve any disagreements between management and independent auditors regarding financial reporting.

Conduct or authorize investigations into matters within its scope of responsibility.

Solicit information from or meet with Company officers, employees or agents, as necessary.

Set hiring policies for employees or former employees of the independent auditors.

Composition of the Committee

The Committee shall consist of at least three members. The Board of Directors will appoint the members and the Chairman of the Committee. Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

Each Committee member shall (a) meet the independence criteria of the rules of the SEC and any stock exchange upon which the shares of the Company are listed, and (b) be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a “financial expert” within the meaning of the SEC rules.

Each Committee member shall serve on no more than three audit committees of public companies (including the Company).

Meetings of the Committee

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

The Committee may invite any officer or employee of the Company or the Company’s outside legal counsel or independent auditors or others to attend a meeting of the Committee. The Committee shall meet quarterly with the Company’s management, and as needed with the internal audit staff and/or the independent auditors to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed.

Duties and Responsibilities of the Committee

The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors.

The Committee shall carry out the following responsibilities:

Financial Statements

Review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosure of significant accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required by applicable law and SEC rules.

Review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

Review disclosures made by the Company’s CEO and CFO in connection with the Forms 10-K and 10-Q certification process concerning significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

Review significant accounting, legal and reporting issues, and understand their impact on the financial statement presentations.

Internal Audit

The Audit Committee should approve the appointment and replacement of the internal auditor or outsourced internal audit service provider. At least annually, the Audit Committee should evaluate the effectiveness of the internal audit function and consider the need to make changes to ensure that internal audit objectives are being met.

Review and discuss with the internal audit staff the Internal Audit Charter and plans for and the scope of ongoing audit activities.

Review and discuss with the internal audit staff risk assessment issues, the annual report of audit activities, and examinations and results thereof performed by the internal audit staff.

Understand the scope of internal and independent auditors’ review of internal controls, and obtain reports on significant findings and recommendations, together with management’s responses.

Review the effectiveness of the Company’s internal control system, including information technology security.

Meet separately with management to discuss any matters that the Committee or internal audit staff believes should be discussed privately.

Independent Audit

Review the performance of the independent auditors. In performing this review, the Committee shall:

At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues raised.

In connection with the retention of the Company’s independent auditors, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors.

Review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

Review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response.

Review and discuss with the independent auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake.

Confirm the rotation of the independent audit partner every five years and other audit partners every seven years.

Review and discuss with the internal audit staff recommendations made by the independent auditors.

Compliance

Periodically obtain reports from management that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by applicable law and the SEC and any stock exchange upon which the shares of the Company are listed and (c) the confidential receipt, retention and consideration of any report of evidence of a material violation (within the meaning of Rule 205 of the Rules of Practice of the SEC).

Discuss with the Company’s Corporate Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Reporting Responsibility

Report its activities regularly to the Board of Directors in such manner and at such times as the Committee and the Board of Directors deem appropriate, but in no event less than once a year.

Other Responsibilities

Obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Securities Exchange Act of 1934.

Discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

Review and discuss any filing with the Securities and Exchange Commission in which the independent auditor has been involved with respect to preparation or review.

Review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

The Committee shall have the authority to establish other rules and operating procedures in order to fulfill its obligation under this Charter and applicable rules or regulations.

Audit Review Committee Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Review Committee Report.

Annual Review of Charter

The Committee will conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Committee may conduct this charter evaluation in such manner as the Committee, in its business judgment, deems appropriate. In addition, the Committee will assure that the Charter will be attached as an appendix to the Company’s proxy statement at least once every three years.

Annual Performance Evaluation

The Committee will conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation will also set forth the goals and objectives of the Committee for the upcoming year. The Committee may conduct this performance evaluation in such manner as the Committee, in its business judgment, deems appropriate.

Adopted by the Audit Review Committee October 23, 2003

Reviewed and approved by the Audit Review Committee without change July 22, 2004

Reviewed by Audit Review Committee October 27, 2005. Internal Audit Section amended. Amendment approved by Board of Directors January 26, 2006.

Reviewed and approved by the Audit Review Committee without change July 27, 2006.

Reviewed and approved by the Audit Review Committee without change July 26, 2007.

Reviewed by the Audit Review Committee October 23, 2008; various sections amended to reflect that shares of the Company will no longer be listed on the American Stock Exchange due to merger with New York Stock Exchange. Amendments approved by the Board of Directors October 23, 2008.

The Gorman-Rupp Company
c/o National City Bank
Shareholder Services Operations
Locator 5352
P.O. Box 94509
Cleveland, OH 44101-4509

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND
RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO:
Corporate Election Services
PO Box 3230
Pittsburgh, PA 15230
ê Please fold and detach card at perforation before mailing. ê

     P R O X Y
COMMON
SHARES
Nominees for Directors:
James C. Gorman
Jeffrey S. Gorman
M. Ann Harlan
Thomas E. Hoaglin
Christopher H. Lake
Dr. Peter B. Lake
Rick R. Taylor
W. Wayne Walston

The Gorman-Rupp Company	This proxy is solicited on behalf of
305 Bowman Street – Mansfield, Ohio 44903	the Board of Directors
    The undersigned hereby appoints James C. Gorman, Jeffrey S. Gorman and David P. Emmens as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 11, 2009 by the undersigned at the Annual Meeting of the shareholders to be held on April 23, 2009, or at any adjournment thereof, as follows:

The Board of Directors recommend a vote FOR Proposal No. 1.				WITHHOLD
1.	ELECTION OF DIRECTORS			AUTHORITY
	Fixing the number of Directors at 8 and electing			to vote for all
	all nominees listed (except as marked to the contrary below).	FOR		nominees listed
	(INSTRUCTION: To withhold authority	☐		☐
to vote for any individual nominee, write his or her name below.)

The Board of Directors recommend a vote FOR Proposal No. 2.		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP as independent public accountants.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.
When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder; if no direction is made, this proxy will be voted FOR proposals 1 and 2.
Please sign exactly as your name appears below. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Dated:	, 2009

Signature of Shareholder(s)

☐ Please check this box if you plan to attend the Meeting.